Assignment and Extension of Agreement No: 910024 “Yo Gabba Gabba!”

We refer to the Agreement between SmartKids, LLC of 150 Pico Boulevard, Santa Monica, California, 90405, USA (“Licensee”) and GabbaCaDabra LLC, of 15000 Ventura Blvd, 3rd Floor, Sherman Oaks, California, 91403, the USA (the “Licensor”) dated May 9, 2012.

The Licensor and Licensee hereby agree to assign the Agreement to Athena Brands Inc, of 7620 Miramar Road, Suite 4200, San Diego, California 92126, USA (“Assignee”), and to amend the terms of the Agreement with effect from April 1, 2016 as follows:

1. License Period: The Term of the License Period set forth in the Standard Terms and Conditions shall be extended through to and including January 31, 2020 unless sooner terminated pursuant to the terms of the Agreement.

2. The parties hereby agree to assign the benefits and burdens from the Licensee hereunder to the Assignee and the Assignee hereby accepts such assignment.

Notwithstanding the foregoing the Licensee undertakes to fully indemnify Licensor in the event that Assignee is in breach of the Agreement and fails to remedy such breach in accordance with the terms of the Agreement.

Except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect, and all provisions of said Agreement modified, replaced, or deleted by this Amendment shall remain fully enforceable in their original forms with respect to the period prior to the date of this Amendment.

Kindly indicate your acceptance of the above by signing and returning a copy of this Assignment.

Signed by: /s/ authorized signor GabbaCaDabra LLC	Signed by: /s/ Thomas Ardnt
An authorised signatory for and on behalf of GabbaCaDabra LLC (Licensor)	An authorised signatory for and on behalf of SmartKids, LLC (Licensee)

Signed by: /s/ Sam J Messina III
Sam J Messina III, CFO Athena Brands, Inc (Assignee)